As filed with the Securities and Exchange Commission on October 8, 2019
Registration No. 333-218152

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT, INC.
(Carter Validus Mission Critical REIT II, Inc., as successor by merger to Carter Validus Mission Critical REIT, Inc.)
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland	27-1550167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
c/o Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.Suite 650
Tampa, Florida 33609
(813) 287-0101
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________________
c/o Carter Validus Mission Critical REIT II, Inc.
Michael A. Seton
Chief Executive Officer and President
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________________
Copy to:
Heath D. Linsky
Mary Katherine Rawls
Morrison & Foerster LLP
3500 Lenox Road, Suite 1500
Atlanta, GA 30326
Tel: (404) 490-4444
___________________________________________
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Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3, File No. 333-218152, or the Registration Statement, of Carter Validus Mission Critical REIT, Inc., or the Company, which was originally filed with the Securities and Exchange Commission on May 22, 2017, and that registered up to 11,387,512 shares of the Company’s common stock, par value $0.01 per share, to be sold pursuant to the Company’s distribution reinvestment plan.
Effective October 4, 2019, pursuant to the Agreement and Plan of Merger, or the Merger Agreement, dated as of April 11, 2019, by and among the Company, Carter Validus Mission Critical REIT II Inc. ("REIT II"), Carter/Validus Operating Partnership, LP, Carter Validus Operating Partnership II, LP, and Lightning Merger Sub, LLC, a wholly-owned subsidiary of REIT II ("Merger Sub"), the Company merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of REIT II (the "REIT Merger"), and the separate corporate existence of the Company thereupon ended.
As a result of the REIT Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Carter Validus Mission Critical REIT II, Inc., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on the Registrant's behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on October 8, 2019.

Carter Validus Mission Critical REIT II, Inc. (as successor by merger to Carter Validus Mission Critical REIT Inc.)

Dated: October 8, 2019	By:	/s/ KAY C. NEELY
Name: Kay C. Neely
Title: Chief Financial Officer